REGISTRATION NO. 333-140418

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 2

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AVATECH SOLUTIONS, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	7372	52-2023997
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

10715 Red Run Boulevard, Suite 101

Owings Mills, Maryland 21117

(410) 581-8080

(Address, Including Zip Code, and Telephone Number, Including Area Code, of

Registrant’s Principal Executive Offices)

Lawrence Rychlak

Executive Vice President and Chief Financial Officer

10715 Red Run Boulevard, Suite 101

Owings Mills, Maryland 21117

(410) 753-1525

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code,

of Agent for Service)

COPY TO:

Christopher Olander

Law Office of Christopher Olander & Associates LLC

12407 Garrison Forest Road

Owings Mills, Maryland 21117

410-363-3274

309-406-1207 (fax)

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price per Common Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, $0.01 par value per share	1,085,170		$1.48	$1,606,052	$171.85
Common Stock, $0.01 par value per share	726,102	(1)	$1.48	$1,074,631	$114.99

(1)	There are also being registered for resale shares issuable upon the exercise of stock purchase warrants issued to the holders of the Common Stock registered hereby, and an affiliate of one of such holders, and an indeterminate number of shares that may be issued as a result of antidilution adjustments that may occur pursuant to the terms of such warrants.

(2)	Based on the average of the bid and asked prices of $1.48 per share of registrant’s common stock reported on the OTC Bulletin Board on January 29, 2007, within five days of the filing of this registration statement, in accordance with Rule 457(c).

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

Item 17.	Undertakings

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to any plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) of Item 512(g)(1) of Regulation S-K, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bonafide offering thereof.

If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Owings Mills, State of Maryland on July 17, 2007

AVATECH SOLUTIONS, INC.

By:	/s/ George Davis
George Davis
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities indicated:

Name	Title	Date

/s/ George Davis George Davis	Chief Executive Officer and Director	July 17, 2007

/s/ Lawrence Rychlak Lawrence Rychlak	Executive Vice President, Chief Financial Officer, and Principal Accounting Officer	July 17, 2007

/s/ W. James Hindman* W. James Hindman	Director	July 17, 2007

/s/ George Cox* George Cox	Director	July 17, 2007

/s/ Garnett Y. Clark* Garnett Y. Clark	Director	July 17, 2007

/s/ Eugene Fischer* Eugene Fischer	Director	July 17, 2007

/s/ Robert Post* Robert Post	Director	July 17, 2007

/s/ Thom Waye Thom Waye	Director and Chairman of the Board	July 17, 2007

/s/ Donald R. (Sotty) Walsh Donald R. (Sotty) Walsh	Director	July 17, 2007

By:	/s/ Lawrence Rychlak
Lawrence Rychlak, attorney-in-fact

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